Exhibit 10.3

ADVISORY SERVICES

AND MONITORING AGREEMENT

This Advisory Services and Monitoring Agreement (this “Agreement”) is entered into as of April 29, 2011, by and among Community Choice Financial Inc., an Ohio corporation (together with its subsidiaries, including Subsidiary and CCCS (as defined below), collectively, the “Company”), CheckSmart Financial Company (the “Subsidiary”), California Check Cashing Stores, LLC (“CCCS”), Diamond Castle Holdings, LLC (“DCH”) and GGC Administration, LLC (“GGC”).

WHEREAS, in connection with the transactions (the “Merger”) contemplated by that certain Agreement and Plan of Merger, dated April 13, 2011, by and among Checksmart Financial Holdings Corp., the Company, CCFI Merger Sub I, Inc., CCFI Merger Sub II, Inc., and the other parties thereto, which is being consummated as of the date hereof, DCH provided advice and analysis including assistance with due diligence and other investigatory matters related to the Company, and advice with respect to structuring the Merger and structuring several transactions and arrangements ancillary to the Merger (collectively, the “Advisory Services”);

WHEREAS, DCH is a party to the Advisory Services and Monitoring Agreement, dated as of May 1, 2006 (the “Original Agreement”), between the Subsidiary and DCH, and the Original Agreement is being terminated pursuant to Section 19 hereof concurrently with the consummation of the Merger, and, in lieu of receiving a payment for its Advisory Services pursuant to the Original Agreement, DCH will be paid for its Advisory Services under this Agreement;

WHEREAS, the Company will receive financial advisory services from each of DCH and GGC;

WHEREAS, each of DCH and GGC have staff specially skilled in corporate finance, strategic corporate planning, transaction structuring and other management skills and advisory and business monitoring services and the Company will require such skills and services from DCH and GGC in connection with their business operations and execution of their strategic plan;

WHEREAS, each of DCH and GGC is willing to provide such skills and services to the Company; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Appointment.

(a)           The Company hereby appoints each of DCH and GGC, or their respective designee, as its financial advisors with respect to the following services to the extent appropriate and requested by the Company: (i) assisting the Company in analyzing its operations and historical performance; (ii) assisting the Company in analyzing future prospects; (iii) assisting the Company with respect to future proposals for acquisitions, sales, spin-offs, joint ventures, mergers, financings (other than with respect to any registered public offering of any securities of the Company), exchange offers, recapitalizations, restructurings or other similar transactions (“Subsequent Transactions”); and (iv) providing financial and business monitoring services, including with respect to assisting the Company in preparing a strategic plan.

(b)           Neither DCH nor GGC make any representations or warranties, express or implied, in respect of the services to be provided by DCH, GGC or their designees hereunder. In no event shall DCH, GGC or their respective affiliates be liable to the Company or any of its respective affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of DCH, GGC or their designees as determined by a final, non-appealable determination of a court of competent jurisdiction.

(c)           DCH and GGC shall devote such time and efforts to the performance of services contemplated hereby as DCH and GGC deem reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by DCH or GGC on a weekly, monthly, annual or other basis. The Company acknowledges that DCH’s and GGC’s services are not exclusive to the Company and that DCH and GGC will render similar services to other persons and entities.

2.             Term and Termination.

(a)           This Agreement shall be effective as of the date hereof and continue until the fifth anniversary of the date hereof. This Agreement shall automatically renew on each anniversary of the date hereof and, in connection with each such renewal, the term of this Agreement shall be five years from the date of such renewal.

(b)           This Agreement (i) may be terminated by the joint written approval of DCH and GGC at any time prior to the consummation of an Initial Public Offering (as such term is defined in the Shareholders Agreement, dated as of the date hereof (the “Shareholders Agreement”), among the Company and the shareholders party thereto), (ii) shall terminate automatically upon the consummation of an Initial Public Offering, (iii) shall terminate automatically with respect to DCH, and shall continue in force with respect to GGC unless otherwise terminated, on the first date on which DCH (together with its affiliated investment funds) beneficially owns less than (W) if at least one director on the Company’s board of directors at such time is a DCP Director (as defined in the Shareholders Agreement), 5%, or (X) if no director on the Company’s board of directors at such time is a DCP Director, 10%, of Company Securities (as defined in the Shareholders Agreement) (without giving effect to any unexercised options) (the “DCH Ownership Threshold”), and (iv) shall terminate automatically with respect to GGC, and shall continue in force with respect to DCH unless otherwise terminated, on the first date on which GGC (together with its affiliated investment funds) beneficially owns less than (Y) if at least one director on the Company’s board of directors at such time is a Golden Gate Director (as defined in the Shareholders Agreement), 3.5%, or (Z) if no director on the Company’s board of directors at such time is a Golden Gate Director, 6.5%, of Company Securities (as defined in the Shareholders Agreement) (without giving effect to any unexercised options) (the “GGC Ownership Threshold”). In the event that this Agreement is automatically terminated pursuant to clause (ii) above, the Company agrees to pay DCH and GGC (or any of their designees), at the time of such termination, a cash lump-sum termination fee (each a “Termination Fee”) equal to the net present value of the amount of the aggregate Quarterly Fees (as defined below in Section 3(b)) that otherwise would have been payable from the Company to DCH and GGC, as the case may be, from the date of such termination until the expiration date in effect immediately prior to such termination pursuant to Section 2(a), calculated using a discount rate equal to the ten-year treasury rate on the date of such termination.

(c)           Upon any termination of this Agreement (or termination with respect to either DCH or GGC), DCH and GGC, as applicable, will each be entitled to prompt payment of all fees accruing and payable through such termination (including any pro rata portion of any Quarterly Fee) and reimbursement of all out-of-pocket expenses as described herein. No termination of DCH’s or GGC’s engagement hereunder shall affect the Company’s obligations under this Agreement, including, without limitation, the Company’s indemnity obligations as set forth herein.

(d)           The terms and provisions of Sections 2(b), 2(c), 2(d), 2(e), 4 and 5 shall survive any termination of this Agreement.

(e)           (i)            The Company represents to DCH and GGC that it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement; that the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Company; that this Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, represents the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and principles of equity affecting creditors’ rights and legal and equitable remedies generally; that the execution, delivery and effectiveness of this Agreement does not violate or conflict with any other agreement to which the Company or any of its subsidiaries is a party or by which any of them is bound; and, except as otherwise permitted pursuant to the Shareholders Agreement, that there exists no agreement or understanding (other than this Agreement and the Shareholders Agreement) between the Company or any of its subsidiaries, on the one hand, and DCH, GGC or any other person on the other, regarding the subject matter hereof, including the payment of any fees to such other person.

(ii)           DCH represents to the Company and GGC that it has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement; that the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of DCH; that this Agreement has been duly executed and delivered by DCH and, assuming due authorization, execution and delivery by the other parties hereto, represents the legal, valid and binding obligation of DCH, enforceable against DCH in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and principles of equity affecting creditors’ rights and legal and equitable remedies generally; that the execution, delivery and effectiveness of this Agreement does not violate or conflict with any other agreement to which DCH is a party or by which it is bound; and, except as otherwise permitted pursuant to the Shareholders Agreement, that there exists no agreement or understanding (other than this Agreement and the Shareholders Agreement) between DCH or any of its affiliates, on the one hand, and the Company or any of its subsidiaries, on the other, regarding the subject matter hereof, including the payment of any fees to DCH or such other affiliate.

(iii)          GGC represents to the Company and DCH that it has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement; that the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of GGC, that this Agreement has been duly executed and delivered by GGC and, assuming due authorization, execution and delivery by the other parties hereto, represents the legal, valid and binding obligation of GGC, enforceable against GGC in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and principles of equity affecting creditors’ rights and legal and equitable remedies generally; that the execution, delivery and effectiveness of this Agreement does not violate or conflict with any other agreement to which GGC is a party or by which it is bound; and, except as otherwise permitted pursuant to the Shareholders Agreement, that there exists no agreement or understanding (other than this Agreement and the Shareholders Agreement) between GGC or any of its affiliates, on the one hand, and the Company or any of its subsidiaries, on the other, regarding the subject matter hereof, including the payment of any fees to GGC or such other affiliate.

3.             Payment of Fees.

(a)           In consideration of the Advisory Services provided by DCH in connection with the transactions related to the consummation of the Merger, the Company agrees to pay to DCH (or any of its designees) on the date hereof a one-time fee (the “Transaction Fee”) equal to $3,800,000. For the avoidance of doubt, GGC shall not be entitled to share in the Transaction Fee.

(b)           In consideration of the ongoing management and other advisory services to be provided by DCH and GGC to the Company and its subsidiaries, the Company will pay to DCH and GGC (or any of their designees), a quarterly fee in an amount as set forth below (the “Quarterly Fee”), payable on the first business day of each calendar quarter (January 1, April 1, July 1 and October 1) and shall continue through the date of termination of this Agreement (if payable upon termination of this Agreement, such final installment to be paid on the effective date of such termination and prorated for any final period consisting of less than 90 days); provided, that, the first Quarterly Fee shall be a pro-rated amount to reflect the period from the date hereof through the end of the calendar quarter. The amount of the Quarterly Fee payable by the Company to DCH and GGC shall be equal to the product of (x) the greater of (i) $150,000 or

(ii) 25% multiplied by 1.5% of the EBITDA (as defined below) for the previous 12-month period (on a pro forma basis after giving effect to any acquisition or disposition as if such acquisition or disposition occurred on the first day of such 12-month period and including any pro forma synergies or cost savings) ending on the last day of the quarter immediately preceding the date any Quarterly Fee is due (e. g., quarter ended June 30 for any July 1 payment) as determined from the Company’s financial statements, and (y) the Applicable Ratio (as defined below). As used in this Section 3(b), “EBITDA” shall have the meaning ascribed to “Consolidated EBITDA” in that certain Credit Agreement, dated May 1, 2006, among CheckSmart Financial Company, Bear, Sterns & Co. Inc, RBS Securities Corporation and the other parties thereto, regardless of whether such credit agreement is in effect. As used in this Agreement, “Applicable Ratio” means (x) with respect to the calculation of any Quarterly Fee or fee pursuant to Section 3(c) below payable to DCH, 78%, and (y) with respect to the calculation of any Quarterly Fee or fee pursuant to Section 3(c) below payable to GGC, 22%; provided, however, that (i) if GGC (together with its affiliated investment funds) beneficially owns less than the GGC Ownership Threshold but DCH (together with its affiliated investment funds) continues to beneficially own at least the DCH Ownership Threshold, then from the date GGC (together with its affiliated investment funds) beneficially owns less than the GGC Ownership Threshold, the Applicable Ratio shall be 100% with respect to any fee payable to DCH (and 0% for any fee payable to GGC) and (ii) if DCH (together with its affiliated investment funds) beneficially owns less than the DCH Ownership Threshold but GGC (together with its affiliated investment funds) continues to beneficially own at least the GGC Ownership Threshold, then from the date DCH (together with its affiliated investment funds) beneficially owns less than the DCH Ownership Threshold, the Applicable Ratio shall be 100% with respect to any fee payable to GGC (and 0% for any fee payable to DCH).

(c)           In connection with the provision by DCH and GGC of advisory services in connection with any Subsequent Transaction consummated during the term of this Agreement, the Company shall pay to DCH and GGC (or any of its designees), at the closing of such Subsequent Transaction, a fee equal to the product of (x) one percent (1%) of the total value of any such Subsequent Transaction as determined in accordance with Exhibit A attached hereto (the “Value”), and (y) the Applicable Ratio (with the DCH Ownership Threshold and GGC Ownership Threshold being determined immediately prior to the consummation of such Subsequent Transaction).

(d)           If the Company reasonably anticipates that making any payments pursuant to Section 3 will exceed the amount permitted under the terms of any indenture or loan agreement to which it or any of its subsidiaries is a party, the Company shall pay such portion of the fee as the Company reasonably anticipates will not exceed the amount permitted under the terms of such indenture or loan agreement and shall pay the remainder of such fee at the earliest date that it reasonably anticipates the making of such payment will not violate the terms of such indenture or loan agreement. The Company (together with its subsidiaries including Subsidiary and CCCS) will be responsible to DCH and GGC jointly and severally (and without duplication) for any and all payments due and owing pursuant to this Section 3 and for any reimbursements owing pursuant to Section 4.

(e)           All payments and reimbursements made pursuant to Sections 2, 3 and 4 will be paid by wire transfer of immediately available U.S. Dollars to the accounts specified by DCH and GGC (or any of their designees), as applicable, in writing to the Company.

4.             Expenses.  In addition to the compensation to be paid pursuant to Sections 2(b), 3(a), 3(b), 3(c), 3(d) and 3(e) above, promptly upon request by DCH and GGC from time to time upon presentation of invoices for such expenses, the Company shall reimburse DCH and GGC for (i) all reasonable and documented out-of-pocket expenses incurred by each director appointed by such party to the board of directors of the Company in connection with attending regular and special meetings of such board of directors and any committee thereof and (ii) their reasonable out-of-pocket expenses incurred in connection with the provision of services hereunder to the Company, including, without limitation, the reasonable fees and disbursements of any counsel, consultants, accountants, advisors, financing sources or other agents or representatives of DCH, GGC and their affiliates (other than the Company) (collectively, “Representatives”), in connection with the enforcement, preservation or analysis of rights or taking of actions under this Agreement or otherwise resulting from or arising out of this engagement.

5.             Indemnification.

(a)           The Company shall indemnify and hold harmless DCH and GGC and their respective members, directors, managers, officers, employees and affiliates (other than the Company) and each of their respective officers, managers, directors, employees, partners, members, shareholders, and Representatives (each, an “Indemnified Person”) from and against any loss, liability, claim, damage or expense (collectively, “Losses”), and shall promptly reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel) (collectively, “Expenses”) incurred in connection with any claim, action, suit, proceeding or investigation (“Actions”), arising out of, relating to, or in connection with the Advisory Services or this Agreement (including the advisory services of each of DCH and GGC under this Agreement); provided, however, that the Company shall not be responsible for any Losses or Expenses of any Indemnified Person that are determined by a judgment of a court of competent jurisdiction that is no longer subject to appeal or further review to have resulted from such Indemnified Person’s gross negligence or willful misconduct in connection with the Advisory Services or any other advisory services provided hereunder, to the extent that such Losses or Expenses are so determined to have resulted from such gross negligence or willful misconduct.

(b)           Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought hereunder, such Indemnified Person shall promptly notify the Company and other party hereto in writing; provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Company shall have been actually and materially prejudiced as a result of such failure. Thereafter, the Indemnified Person shall deliver to the Company and the other party hereto, promptly following the Indemnified Person’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Action.

(c)           The Company shall be entitled to participate in the defense of any Action and, if is so chooses, to assume the defense thereof with counsel selected by the Company; provided, however, that such counsel is not reasonably objected to by the Indemnified Person. Should the Company so elect to assume the defense of an Action, the Company shall not be liable to the Indemnified Person for any legal expenses subsequently incurred by the Indemnified Person in connection with the defense thereof. If the Company assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Company, it being understood that the Company shall control such defense. The Company shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Person for any period during which the Company has not assumed the defense thereof. If the Company chooses to defend or prosecute an Action, all the Indemnified Persons shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Company’s request) the provision to the Company of records and information that are reasonably relevant to such Action, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company shall have the ability to settle, compromise or discharge an Action without the prior written consent of DCH or GGC (subject to the provisions of the Shareholders Agreement). Notwithstanding the foregoing, the Company shall not be entitled to assume the defense of any Action (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Person in defending such Action) if the Action seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Person that the Indemnified Person reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Action can be so separated from that for money damages, the Company shall be entitled to assume the defense of the portion relating to money damages.

(d)           In the event the foregoing indemnity is unavailable to an Indemnified Person, the Company shall contribute to the Losses and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits received by the Company, on the one hand, and by DCH or GGC, on the other hand, of the matters contemplated by this Agreement or (ii) if the allocation provided by the immediately preceding clause is not permitted by the applicable law, not only such relative benefits but also the relative fault of the Company, on the one hand, and DCH or GGC, on the other hand, in connection with the matters as to which such Losses or Expenses relate, as well as any other relevant equitable considerations; provided, however, that in no event shall the Indemnified Persons be required to contribute an amount in excess of the aggregate fees received by DCH or GGC, as the case may be, pursuant to Section 3.

(e)           The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of their respective officers, directors, employees, members, partners, security holders, creditors or representatives or agents arising out of, relating to, or in connection with the Advisory Services or this Agreement (including the advisory services provided under this Agreement) except for Losses and Expenses that are determined by a judgment of a court of competent jurisdiction that is no longer subject to appeal or further review to have resulted from such Indemnified Person’s gross negligence or willful misconduct in connection with the Advisory Services, to the extent such Losses or Expenses are so determined to have resulted from such gross negligence or willful misconduct.

(f)            If any provision of this indemnity (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

(g)           The Company further agrees that with respect to any Indemnified Person who is employed, retained or otherwise associated with, or appointed or nominated by, DCH or GGC or any of their affiliates and who acts or serves as a director, officer, manager, fiduciary, employee, consultant, advisor or agent of, for or to the Company or any of its subsidiaries, that the Company or such subsidiaries, as applicable, shall be primarily liable for all indemnification, reimbursements, advancements or similar payments (the “Indemnity Obligations”) afforded to such Indemnified Person acting in such capacity or capacities on behalf or at the request of the Company, whether the Indemnity Obligations are created by law, organizational or constituent documents, contract (including this Agreement) or otherwise. Notwithstanding the fact that DCH, GGC and/or any of their affiliates, other than the Company (such persons, together with its and their heirs, successors and assigns, the “Sponsor Parties”), may have concurrent liability to an Indemnified Person with respect to the Indemnity Obligations, the Company hereby agrees that in no event shall the Company or any of its subsidiaries have any right or claim against any of the Sponsor Parties for contribution or have rights of subrogation against any Sponsor Parties through an Indemnified Person for any payment made by the Company or any of its subsidiaries with respect to any Indemnity Obligation. In addition, the Company hereby agrees that in the event that any Sponsor Parties pay or advance an Indemnified Person any amount with respect to an Indemnity Obligation, the Company will, or will cause its subsidiaries to, as applicable, promptly reimburse such Sponsor Parties for such payment or advance upon request and presentation of invoices for such expenses.

(h)           The obligations set forth in this Section 5 shall be in addition to any liability the Company or its subsidiaries may have to any Indemnified Person at common law or otherwise.

6.             No Exclusive Duty to the Company.  In recognition that (i) DCH and GGC (or one or more affiliates, associated investment funds or portfolio companies) currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which DCH or GGC may serve as an advisor, a director or in some other capacity, (ii) DCH and GGC may have a myriad of duties to various investors and partners, (iii) DCH and GGC (or one or more affiliates, associated investment funds or portfolio companies) may engage in the same or similar activities or lines of business as the Company and have an interest in the same areas of corporate opportunities, (iv) the Company will derive certain benefits hereunder and (v) DCH and GGC who desires and endeavors fully to satisfy DCH’s and GGC’s duties may confront difficulties in determining the full scope of such duties in any particular situation, the provisions of this Section 6 are set forth to regulate, define and guide the conduct of certain affairs of the Company as they may involve DCH and GGC.

(a)           DCH and GGC shall have the right:

(i)            to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company and its subsidiaries or affiliates),

(ii)           to directly or indirectly do business with any client or customer of the Company and its subsidiaries or affiliates,

(iii)          to take any other action that DCH or GGC believes in good faith is necessary to or appropriate to fulfill its duties and obligations, and

(iv)          not to communicate or present potential transactions, matters or business opportunities to the Company and its subsidiaries or affiliates, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person.

(b)           None of DCH, GGC or any of their affiliates shall have any duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its affiliates or to refrain from any actions specified in Section 6(a), and the Company, on its own behalf and on behalf of its affiliates, hereby renounce and waive any right to require DCH, GGC or any of their affiliates to act in a manner inconsistent with the provisions of Section 6(a).

(c)           None of DCH, GGC or any of their affiliates shall be liable to the Company or any of its affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in Section 6(a) or DCH’s or GGC’s or their affiliates’ participation therein.

(d)           Nothing in this Section 6 will exculpate DCH, GGC or any of their affiliates from any willful misconduct, willful misuse of information that is proprietary to the Company or its subsidiaries or breach of its obligation to maintain as confidential or proprietary any information that is confidential or proprietary, respectively, to the Company or its subsidiaries.

7.             Amendments and Waivers.  No amendment or waiver of any term, provision or condition of this Agreement shall be effective, unless in writing and executed by DCH, GGC and the Company; provided, however, that any such waiver shall be effective against DCH or GGC, respectively, only to the extent the right so waived by DCH or GGC, respectively, was enforceable solely by DCH or GGC, as applicable; provided, further, however, that notwithstanding anything to the contrary, DCH may unilaterally, in its sole discretion, waive the last sentence of Section 2(b) so long as such waiver applies to both DCH and GGC collectively (i.e., DCH may not waive such provision with respect to GGC unless it also waives such provision with respect to itself), in which case the benefit of such sentence shall not apply to each of DCH and GGC. No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

8.             Miscellaneous.

(a)           Choice of Law. All issues concerning this Agreement, the rights and obligations of the parties under this Agreement, and any claim or controversy directly or indirectly based upon or arising out of this Agreement or the transactions contemplated by this Agreement (whether based upon contact, tort or any other theory), including all matters of construction, validity and performance, shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(b)           CONSENT TO JURISDICTION. EACH OF THE PARTIES AGREES THAT ALL ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE FEDERAL AND STATE COURTS OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN. EACH OF THE PARTIES HERETO BY EXECUTION HEREOF (I) HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS IN THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN FOR THE PURPOSE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF AND (II) HEREBY WAIVES TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH ACTION, SUIT OR PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT IT IS IMMUNE FROM EXTRATERRITORIAL INJUNCTIVE RELIEF OR OTHER INJUNCTIVE RELIEF, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT ANY SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR MAINTAINED IN ONE OF THE ABOVE-NAMED COURTS, THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT OR MAINTAINED IN ONE OF THE ABOVE-NAMED COURTS SHOULD BE DISMISSED ON GROUNDS OF FORUM NON CONVENIENS, SHOULD BE TRANSFERRED TO ANY COURT OTHER THAN ONE OF THE ABOVE-NAMED COURTS, SHOULD BE STAYED BY VIRTUE OF THE PENDENCY OF ANY OTHER ACTION, SUIT OR PROCEEDING IN ANY COURT OTHER THAN ONE OF THE ABOVE-NAMED COURTS, OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY ANY OF THE ABOVE-NAMED COURTS. EACH OF THE PARTIES HERETO HEREBY CONSENTS TO SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY MANNER PERMITTED BY THE LAWS OF THE STATE OF NEW YORK, AGREES THAT SERVICE OF PROCESS BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT THE ADDRESS SPECIFIED IN OR PURSUANT TO SECTION 13 IS REASONABLY CALCULATED TO GIVE ACTUAL NOTICE AND WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH ACTION, SUIT OR PROCEEDING ANY CLAIM THAT SERVICE OF PROCESS MADE IN

ACCORDANCE WITH SECTION 13 DOES NOT CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS. THE PROVISIONS OF THIS SECTION 8(B) SHALL NOT RESTRICT THE ABILITY OF ANY PARTY TO ENFORCE IN ANY COURT ANY JUDGMENT OBTAINED IN A FEDERAL OR STATE COURT OF THE STATE OF NEW YORK.

(c)           Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, CAUSE OF ACTION, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of this Section 8(c) constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby. Any of the parties hereto may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of each of the parties hereto to the waiver of its right to trial by jury.

9.             Independent Contractor.  The parties agree and understand that each of DCH and GGC is and shall act as an independent contractor of the Company in the performance of its duties hereunder. Each of DCH and GGC is not, and in the performance of their duties hereunder will not hold itself out as, an employee, agent or partner of the Company.

10.          Information.  The Company shall furnish and make available to DCH and GGC all financial and other information concerning the Company as DCH shall deem appropriate in connection with the performance of the services contemplated by this engagement and, in connection therewith, will provide DCH and GGC with reasonable access to the Company’s officers, directors, employees, agents, accountants, counsel and other representatives. The Company acknowledges and confirms that each of DCH and GGC (i) will rely solely on such information and information that is available from public sources in the performance of the services contemplated by this engagement without assuming any responsibility for independent investigation or verification thereof, (ii) assume no responsibility for the accuracy or completeness of such information or any other information regarding the Company and (iii) will not make any appraisal of any assets of the Company.

11.          Confidentiality.  No advice rendered by DCH, GGC or both, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without DCH’s or GGC’s, as the case may be, prior written consent. To the extent consistent with legal requirements, all information given to one party of this Agreement (the “Recipient Party”) by another party (the “Providing Party”), including, without limitation, this Agreement, unless publicly available or otherwise available to the Recipient Party without restriction or breach of any confidentiality agreement, will be held by the Recipient Party in confidence and will not, without the Providing Party’s prior approval, be disclosed to anyone other than the Recipient’s agents and advisors who require such information to perform services for the Providing Party as contemplated by this Agreement (and who agree to use such information only in connection with such services) or used by such person for any purpose other than those contemplated by this Agreement. Each party hereto shall be responsible for violations of its respective agents and advisors of the obligations set forth in this Section 11. Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the services to be provided hereunder, shall not apply to the tax structure or tax treatment of the transactions subject to the services to be provided hereunder, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the tax structure and tax treatment of the transaction subject to the services to be provided hereunder and all materials of any kind (including opinions or other tax analysis) that are provided to such party relating to such tax treatment and tax structure; provided, however, that such disclosure shall not include the name (or other identifying information not relevant to the tax structure or tax treatment) of any person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

12.                               Merger/Entire Agreement.  This Agreement and the other agreements referred to herein (including, without limitation, the Shareholders Agreement), contain the entire understanding of the parties with respect to the specific subject matter hereof and supersedes any prior communication or agreement (including the Original Agreement) with respect thereto.

13.                               Notice.  All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

If to the Company, to:

Community Choice Financial Inc.

4001 Post Road

Suite 200

Dublin, Ohio 43016

Fax: (614) 760-2601

Attn: Chief Executive Officer

with copies to (which shall not constitute notice):

Community Choice Financial Inc.

4001 Post Road

Suite 200

Dublin, Ohio 43016

Fax: (614) 760-2601

Attn: Secretary/General Counsel

If to DCH, to:

Diamond Castle Holdings, LLC

280 Park Avenue

25th Floor, East Tower

New York, New York 10017

Fax: (212) 983-1234

Attn: Andrew H. Rush

If to GGC, to:

GGC Administration, LLC

c/o Golden Gate Private Equity, Inc.

One Embarcadero Center, 39th Floor

San Francisco, California 94111

Fax: (415) 983-2701

Attn: Chief Operating Officer

All such notices, requests, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery or delivery by telecopy, on the date of such delivery, (b) in the case of dispatch by nationally-recognized overnight courier, on the next business day following such dispatch and (c) in the case of mailing, on the third business day after the posting thereof.

14.                               Severability.  If in any judicial or arbitral proceedings a court or arbitrator shall refuse to enforce any provision of this Agreement, then such unenforceable provision shall be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof shall be found to be invalid or unenforceable, such provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

15.                               Counterparts.  This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

16.                               Descriptive Headings.  All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

17.                               Prevailing Party.  If any legal action or other proceedings is brought for a breach of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in bringing such action or proceeding, in addition to any other relief to which such party may be entitled.

18.                               Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, shareholder, manager, affiliate, agent, attorney, or representative of DCH, GGC or the Company or any of their respective affiliates shall have any liability for any obligations or liabilities of DCH, GGC or the Company or any of their respective affiliates (except in the case of the Company and its subsidiaries as set forth herein) under this Agreement or for any claim based on, in respect of, or by reason of, the transactions or other matters contemplated hereby.

19.                               Termination.  DCH and the Subsidiary hereby terminate the Original Agreement; provided, however, that that the termination shall not relieve or terminate the Subsidiary of any obligation (i) to pay DCH for fees or expenses accruing or payable through the date hereof (including any pro rata portion of any quarterly advisory fee), the aggregate amount of which will not exceed $750,000, it being understood and agreed that the Transaction Fee payable to DCH (or any of its designees) pursuant to Section 3(a) above shall be in lieu of any fees or expenses payable under the Original Agreement in respect of any transactions relating to the Merger (including for the performance of Advisory Services), or (ii) with respect to Subsidiary’s continuing indemnification obligations thereunder toward DCH. As of the date hereof, DCH is not aware of any claim (or any basis for, or state of facts that could give rise to any claim) for indemnification against the Company or any of its subsidiaries (including the Subsidiary) that would trigger the Subsidiary’s indemnification obligations.

* * * * *

[Signatures on the following page]

IN WITNESS WHEREOF, each of the undersigned parties has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its duly authorized officer or representative) as of the date first above written.

DIAMOND CASTLE HOLDINGS, LLC

By:	/s/ Andrew H. Rush
	Name:	Andrew H. Rush
	Title:	Senior Managing Director

COMMUNITY CHOICE FINANCIAL INC.

By:	/s/ Bridgette C. Roman
	Name:	Bridgette C. Roman
	Title:	Secretary

GGC ADMINISTRATION, LLC

By:	/s/ David Dominik
	Name:	David Dominik
	Title:	Managing Director

CHECKSMART FINANCIAL COMPANY

By:	/s/ Bridgette C. Roman
	Name:	Bridgette C. Roman
	Title:	Secretary

CALIFORNIA CHECK CASHING STORES, LLC

By:	/s/ Bridgette C. Roman
	Name:	Bridgette C. Roman
	Title:	Secretary

SIGNATURE PAGE TO

ADVISORY SERVICES AND MONITORING AGREEMENT

EXHIBIT A

Upon closing of any Subsequent Transaction the Value will be determined as follows:

(i) Acquisition Transaction (as defined below):

Value will equal the purchase price of the assets or equity of the business purchased or acquired by merger plus the value of any existing debt (including any preferred stock) assumed from the purchased business plus, without duplication, any Financing Transaction.

(ii) Financing Transaction (as defined below)

Value will equal any new indebtedness incurred (including any preferred stock) by the Company plus any equity invested in the Company (including any Financing Transaction closed in conjunction with an Acquisition Transaction).

(ii) Sale Transaction (as defined below)

Value shall equal Capital (as defined below)

Definitions

“Acquisition Transaction” shall mean, for any Subsequent Transaction, the acquisition by the Company of any other business whether by purchase of stock or assets in a cash sale or for other consideration, or by merger in which the Company is substantially the surviving entity.

“Sale Transaction” shall mean, for any Subsequent Transaction, sale of all or part of the equity of the Company or all or part of the assets of the Company or any of its subsidiaries (other than a sale of de minimis assets) in a cash sale or for other consideration, or by a merger in which the Company is not substantially the surviving entity.

“Financing Transaction” shall mean, for any Subsequent Transaction, the sale of any equity or debt securities by the Company.

“Capital” shall mean, for the purposes of this Exhibit A as follows:

(i) In any Subsequent Transaction in which less than 50% of the voting stock of the Company is acquired by a purchaser, “Capital” shall equal the fair market value determined reasonably and in good faith by the Company’s governing board (“FMV”) of the consideration paid or committed for such stock, whether the stock was newly issued by the Company or sold by shareholders (“Shareholders”) of the Company.

(ii) In any Subsequent Transaction in which 50% or more of the voting stock of the Company is acquired by a purchaser, “Capital” shall equal the FMV of the consideration paid or committed for such stock and all other securities purchased, whether the stock or other securities were newly issued by the Company or sold by Shareholders, plus the FMV of the liabilities of the Company.

(iii) In any Subsequent Transaction in which all or part of the assets of the Company or any of its subsidiaries (other than a de minimis sale of assets) are acquired by a purchaser, “Capital” shall equal the FMV of the consideration paid or committed for such assets plus the FMV of debt committed to the Company (including any preferred stock) or other liabilities assumed by the purchaser.

(iv) In any Subsequent Transaction that is implemented through a merger or business combination, “Capital” shall equal the FMV of the Company’s equity plus the FMV of the Company’s liabilities.